Exhibit 16.1

September 19, 2014

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 19, 2014, of Horizon Pharma Public Limited Company and are in agreement with the statements contained under Item 4.01(a). We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Habif, Arogeti & Wynne LLP